Exhibit 99.E

To: Brigus Gold Corp.

And to: Brigus Gold ULC

Each of:
Suite 502, 2000 Barrington Street
Halifax, Nova Scotia
B3J 3K1
Canada
Attention: Wade Dawe
By Email: wdawe@lineargoldcorp.com

November 18,2010

RE:         Lock-Up Agreement

1)              We refer to the Lock-Up Agreement entered into between Apollo Gold Corporation (now Brigus Gold Corp, “Brigus”), Linear Gold Corp (now Brigus Gold ULC, “Brigus ULC”) and Macquarie Bank Limited (“Macquarie”) dated 17 March 2010 (“Lock-Up Agreement”). Terms and expressions defined in the Lock-Up Agreement shall have the same meaning when used in this letter unless otherwise defined.

2)              Pursuant to clause 2 of the Lock-Up Agreement, Macquarie agreed that, during the Lock-Up Period, its Fixed Income, Currencies and Commodities Group (“FICC”) would not, directly or indirectly, offer, sell, negotiate, contract to sell, hypothecate, pledge, assign, transfer, grant any warrant, right or option to purchase, encumber, loan, mortgage, make any short sale or otherwise dispose of any Common Shares, or any options or warrants to purchase any Common Shares, any securities convertible into, exchangeable for or that represent the right to receive Common Shares, or any economic interest or economic exposure in Common Shares (other than, for the avoidance of doubt, any debt interests or debt securities issuable under, related to or in connection with the PFA), whether then owned or thereafter acquired, directly or indirectly, by FICC or with respect to which FICC has beneficial ownership (collectively, the “FICC Securities”).

3)              Pursuant to clause 2 of the Lock-Up Agreement, the Lock-Up Period was due to expire on 31 December 2010. Notwithstanding the terms of the Lock-Up Agreement, Macquarie has requested, and Brigus and Brigus ULC have agreed, to terminate the Lock-Up Agreement with effect from the date of this letter with the effect that all undertakings, obligations and restrictions imposed on Macquarie with respect to the FICC Securities shall no longer apply to

Macquarie or its dealings with the FICC Securities. Brigus and Brigus ULC acknowledge and agree that, with effect from the date of this letter, Macquarie is free to deal with the FICC Securities free from any restrictions imposed under the Lock-Up Agreement.

4)              This agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

Please indicate your acceptance of the terms and conditions contained in this letter by countersigning the copy of this letter where indicated below.

[Signature page to follow on next following page]

SIGNED FOR MACQUARIE BANK LIMITED, by its duly	)	Katie Choi
appointed attorneys under power of attorney dated	)	Division Director
27 OCT 2009)		Macquarie Bank Limit
	)	/s/ Katie Choi
	)	Signature of Attorney
	)	Robert McRobbie
	)	Division Director
	)	Legal Risk Management
	)	/s/ Robert McRobbie
	)	Signature of Attorney

ACCEPTED AND AGREED THIS , 2010

BRIGUS GOLD CORP.

By:	/s/ M. Williams
Per: M. Williams
C.F.O.

BRIGUS GOLD ULC.

By:	/s/ Wade K. Dawe
Per: Wade K. Dawe
President and C.E.O.